Exhibit 99.4

February 1, 2013

Dear IDS Holder,

On February 1, 2013, we announced a plan to reduce our total debt, simplify our capital structure and make our Company financially stronger. I want to take this opportunity to share my thoughts with you and solicit your support for our restructuring. The details of the process are included in the attached document.

In addition to normal competitive and economic challenges in our industry, the recent non-renewal of the Time Warner Cable contract and the decline in revenue resulting from the mandated FCC reforms will significantly reduce our revenue and EBITDA or cash flow in future years. Our financial projections indicate EBITDA will decline from $45 million per year to $28 million to $32 million per year in future years which cannot support our current level of debt.

After consulting with advisors, the Board of Directors and senior management have concluded that reducing our debt and improving our capital structure will be best accomplished through a consensual and brief chapter 11 filing. Our restructuring plan has the support of the lenders to our senior secured credit facilities.

Our proposed plan will reduce the total debt and interest expense of the Company and provide for an extension of the senior debt that currently matures on October 31, 2013. The IDS unit you own today consists of a share of Class A common stock and a $7.50 subordinated note due in 2019. Under our proposed plan, the existing common stock will be cancelled and the subordinated debt will be converted into equity. Simply put, when we emerge from bankruptcy, 92.5% of the stock of the Company will be owned by IDS holders and the other holders of our subordinated debt.

As an IDS unit holder, I am disappointed in the cancellation of the common stock, but I support the plan because it accomplishes the following objectives:

–	Amends and extends the senior credit facility until April 2016

–	Reduces our total debt in half, from approximately $270M to approximately $135M

–	Reduces the effective interest rate on all of our debt from 7.9% to 6.5%

–	Existing unit holders will continue to own the vast majority of the equity in the restructured Company and therefore the earnings potential and value of the Company inures to our benefit

–	Strengthens our balance sheet

Again, I encourage you to read the enclosed documents carefully. The transcript and audio playback of our conference call on February 1, 2013 are available in the investor relations section of our web site. An investor presentation is also available on our website to help IDS holders understand the key issues associated with the conversion.

I am confident this restructuring plan will result in a stronger company and urge you to join me in supporting it.

Sincerely,

/s/ Michael D. Weaver

Michael D. Weaver
Chairman, President and CEO